UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                         SCHEDULE 14A

 Proxy Statement Pursuant to Section 14(a) of the Securities
            Exchange Act of 1934 (Amendment No.    )

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[X]Soliciting Material Pursuant to Section 240.14a-11(c)or
   Section 240.14a-12

                      SCIENTIFIC INDUSTRIES, INC.
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       (Name of Registrant as Specified In Its Charter)

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								November 1, 2002

Dear Fellow Stockholder:

	You are cordially invited to attend your Company's Annual
Meeting of Stockholders to be held on Monday, November 18, 2002 at 10:30 a.m. at the Princeton Club, 15 West 43rd Street, New York,
New York 10036. At this meeting, stockholders will be asked to elect two experienced and qualified Class C Directors - Joseph G.
Cremonese and Roger B. Knowles to hold office for three years, to consider and act upon proposals to approve the 2002 Stock Option
Plan and ratify the appointment of the Company's independent auditors and to consider a stockholder proposal. Your management cordially invites our stockholders to attend and looks forward to greeting those stockholders able to do so. At the meeting, the Board of Directors will also report on the Company's affairs and a discussion period will be provided for questions and comments. Your vote is important! Please sign, date and mail promptly your enclosed WHITE proxy.

                            IMPORTANT

	You should know that on October 17, 2002, Lowell Kleiman, who was recently replaced as your Company's CEO, notified us that he intends to commence a costly and hostile proxy contest in opposition to your Board of Directors and to solicit proxies in pursuit of his own personal agenda. On October 30, 2002, the Company also learned that he intends to solicit proxies in opposition to the proposal to approve the 2002 Stock Option Plan and that he intends to submit a proposal to limit the Board of Directors' authority to grant options to independent directors. You may have received a letter full of distortions and innuendoes from Mr. Kleiman and you can expect to be approached by him, or his agents, to get you to sign a proxy. We call this matter to your attention at this time to caution you against inadvertently signing a Kleiman blue proxy.

                       It's Time For a Change

	After careful and thoughtful consideration, your Board of Directors, at the end of August, decided that it was time for a change of leadership and concluded that it would not be in the best interests of your Company to renew Lowell Kleiman's contract as an employee. In order to move away from past management practices and allow the new Chief Executive Officer, Helena R. Santos, freedom to go forward and lead the implementation of the strategies and realization of the goals of Scientific Industries without impediment from Mr. Kleiman, your Board chose not to nominate Mr. Kleiman for reelection as a Class C Director.

While this decision to remove Mr. Kleiman was difficult, your Board is convinced that its action was in the best interests of the Company and all of its stockholders. Your Board is committed to maximizing value for all stockholders and believes strongly that your Company can best be revitalized under our qualified, experienced new Chief Executive Officer, Ms. Santos, with the assistance and supervision of the Board and its new Chairman, Joseph I. Kesselman.

	We believe this letter demonstrates that Mr. Kleiman is attempting and will attempt to get your vote through a campaign of half-truths, innuendoes and distortions. Do not be misled.
Your Board believes that Mr. Kleiman's record managing your Company is all too painfully clear. There is no substitute for the facts.

Look at the Facts

You will note that in Mr. Kleiman's October 22nd letter to shareholders there is not one word about any accomplishment during his 27 year tenure as President. That is because in a period of almost three decades while tens of thousands of entrepreneurs have led small ventures to meaningful success, he has managed an enterprise where his own compensation and perks are more than twice the Company's cumulative income during the same period. He speaks of "new products" but conveniently fails to tell you that while the minutes of the Board meetings for many years have been sprinkled with recognition of the need for new products, the Company attempted to develop only a few major products, none of which has accounted for significant revenues and as a result, the Company's Vortex-Genie(r) 2 Mixer, which was developed under his father's leadership over 30 years ago is still responsible for 92% of the Company's revenues. Compare his statements with the facts:

Mr. Kleiman's Recent Statements:                       FACT:
--------------------------------      -------------------------------------
1. "... striving to responsibly        1.	The fact is that after 27 years
increase value for all stockholders."     of Mr. Kleiman's leadership, your
                                          Company's net worth, when adjusted
                                          for inflation, has actually
                                          DECREASED.  Adjusted for inflation,
                                          the Company's net worth would have
                                          been $2,448,000 compared to its
                                          actual net worth of $1,914,000 in
                                          2002. Is this a record of
                                          increasing value?

2. "... have dedicated my entire
career to helping the Company grow..." 2.	The fact is during those same 27
                                          years, the market capitalization of
                                          your Company has DECREASED, after
                                          giving effect to inflation, from
                                          $1,600,000 in 1975 to $1,300,000
                                          in 2002, (using the average of the
                                          low and high bid prices during the
                                          last quarter of such fiscal years)
                                          which is less than the Company's
                                          book value.  Is this a record of
                                          growth to be proud of?

3. "My goal has always been to         3.	The fact is that as previously
strategically expand the Company's        mentioned, 92% of the Company's sales
product base with a long-term outlook     are still derived from one single
towards creating value for all of the     product, the Company's principal
Company's stockholders."                  product.  In addition, during the 27
                                          years of Mr. Kleiman's leadership,
                                          despite the Board's urgings, he
                                          also failed to consummate any
                                          mergers or acquisitions - not a
                                          single transaction, despite
                                          having the benefit of the
                                          outstanding international
                                          reputation of the Vortex-Genie 2
                                          Mixer.  In fact, since 1998,
                                          your Company has incurred over
                                          $385,000 in costs for mergers and
                                          acquisition advice, which includes
                                          investment banker and attorney
                                          fees, including $75,000 to an
                                          investment banker under a financial
                                          advisory agreement which he
                                          executed without prior
                                          knowledge or approval of the
                                          Board of Directors.  Is that a
                                          record of product expansion?

4. "I sense that current management... 4.	The fact is that since 1975,
is instead using your Company as a        Mr. Kleiman has received $2.5 million
means of satisfying their self-serving    in compensation (more than the
financial ends."                          Company's current net worth), in
                                          addition to the use of a company car,
                                          disability insurance policies paid
                                          by the Company for his benefit and
                                          70,000 shares through exercise of
                                          stock options (including 60,000 at
                                          a price of $.35 per share), which
                                          along with shares he inherited
                                          and shares issued to him as stock
                                          dividends account for approximately
                                          90% of his holdings.  In addition,
                                          one of the life insurance policies
                                          owned by Mr. Kleiman provides
                                          him with a cash surrender value
                                          of nearly $50,000, at no cost
                                          to him, with the Company to be
                                          reimbursed for its $19,000 of
                                          paid premiums only upon
                                          the realization of the policy
                                          proceeds.  Whose self-serving
                                          financial ends does Mr. Kleiman
                                          really want to serve?

A word about good faith. Mr. Kleiman says he "has a sense" that the Board is motivated by self interest, as witness the proposed stock option plan. He knows full well that the entire Board agreed at the Board meeting at which the 2002 Plan was adopted that none of those options would be issued to existing directors. Instead of pointing out that as an omission in the draft of the minutes of that meeting circulated to directors for their respective comments, he seizes on the omission to make utterly false accusations. If the question is of good faith and interests of the Company, he should tell you why he urged both Ms. Santos and Mr. Robert
P. Nichols, who is in charge of engineering and development, to resign in the event of the termination of his employment which resignations would cause the Company and its shares to be adversely effected and thereby he presumably hoped to force the Board to rehire him.

In his preliminary proxy material he accused the other Directors of the Company in engaging in "questionable practices" during the last six years. Although unidentified, there soon follows the irresponsible innuendo that stockholders confront a situation which resembles "the recent spate of corporate scandals."

This is unconscionable. The Board never rejected a material proposal by Mr. Kleiman, or made a proposal (except as to his compensation) to which he objected, except in late 2000 when unbeknown to the Board, he negotiated and signed the engagement letter referred to above with an investment banker, and engaged new counsel to represent the Company, contrary to the Board's understanding of what he was authorized to do and in direct contradiction of all prior practice. Needless to say, related fees and costs totaled over $100,000 and bore no fruit.

Mr. Kleiman's opposition to the approval of the 2002 Plan and his proposal to have the Board adopt a policy requiring the grant of stock options to independent directors to be subject to the approval of stockholders is unreasonable, possibly motivated by vindictiveness. The current four independent directors are not eligible to receive any options which may be granted under the 2002 Plan, a position he knew was expressed by the Board at the meeting adopting the Plan. Furthermore, (i) he voted on October 28, 2002, two days prior to the filing of his preliminary proxy material with the Securities and xchange Commission to make the options to purchase 7,000 shares of Common Stock to two key employees which were granted by the Board at his request to be subject to the adoption of the 2002 Plan and (ii) during a recent Board meeting advised that he favored a grant of options to Mr. Cremonese.

He also fails to mention that of the 300,000 shares subject to the 1992 Plan, he received options to purchase 80,000 shares (26.7%) of which options to purchase 70,000 shares were exercised, including 60,000 at $.35 per share. Compare his high salary for the last five fiscal years of $160,000 per annum plus perquisites with the annual fees ranging from $2,200 to $5,000 during the same period received by each independent director who received in annual installments over a period of almost nine years options to purchase an aggregate of 32,000 shares under the 1992 Plan to augment his fees.

The fact is that after 27 years of Mr. Kleiman's so-called leadership the time had come for a change and your Board of Directors recognized and acted upon such need. The Board has lost confidence in Mr. Kleiman's performance and his forthrightness with the Board and is united in its confidence that both Ms. Santos and Mr. Nichols, our highly qualified Executive Vice President, will provide the experience and leadership necessary to implement the Board's strategy to enhance stockholder value. Ms. Santos and Mr.
Nichols have through their many years of service to the Company gained the detailed knowledge and understanding of the Company's historical operations and financial condition, giving them the confidence and experience necessary to direct your Company.
Rest assured your Board will act vigorously to protect your best interests.

Why is Mr. Kleiman Running?

It would be difficult to believe that Mr. Kleiman is a candidate because he wishes to make a contribution to the Board. That, one would believe, is the last thing he wants to do. In his mind, we are sure, Scientific Industries, founded by his father, is his company, and he hopes, if he can win this year and two of his candidates could prevail at next year's annual meeting, that he can take the Company back. To justify that ambition, he has not cited one achievement during the 27 years of his tenure, but has relied on a scandalous attack on Board members to whom he offered one new vision after another, and as a result supported him all these years. Two years ago, on the expiration of his then contract, the Board offered him a one year extension. He insisted he needed two years to make a noticeable improvement in our prospects and the Board granted it to him. This year, with little accomplished, he came to the Board demanding a new three year contract and a further salary increase, as well as a renewal of his golden parachute. The time for a change has come and the Board recognized it and acted on it. Mr. Kleiman's candidacy is one more effort to turn the clock back.

The Board of Directors appreciates and encourages stockholder participation in the Company's affairs. Whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, we urge you to sign, date and mail the enclosed white proxy in the envelope provided at your earliest convenience.

Thank you for your cooperation.

                              Very truly yours,


                             /s/Joseph I. Kesselman, Director (Chairman)
                             ______________________
                             Joseph I. Kesselman

                             /s/Arthur M. Borden, Director
                             ___________________
                             Arthur M. Borden

                             /s/Roger B. Knowles, Director
                             ___________________
                             Roger B. Knowles

                             /s/James S. Segasture, Director
                             _____________________
                             James S. Segasture



                             IMPORTANT

1.	TIME IS SHORT AND YOUR PROMPT ACTION IS NECESSARY!  BE SURE
TO SIGN, DATE AND MAIL YOUR WHITE CARD.  WE URGE YOU NOT TO SIGN
ANY CARD SENT TO YOU BY MR. KLEIMAN.  REMEMBER, EACH PROPERLY
EXECUTED CARD YOU SUBMIT REVOKES ALL PRIOR CARDS.

2.	If any of your shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and direct him/her to vote on the WHITE proxy card for each of your accounts. You should also return your WHITE proxy card by mail.

3. If you have any questions, or need assistance in voting your shares, please contact:

Mr. Greg Tartaglia
D.F. King & Co., Inc.
77 Water Street, 20th Floor
New York, NY 10005
Collect:  212-269-5550 or
Toll Free:  1-800-758-5378